UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2011, Orexigen Therapeutics, Inc. (the “Company”) and Mark Booth, its Chief Commercial Officer, entered into Amendment No. 2 to the Amended and Restated Employment Agreement (the “Amendment”), dated as of February 22, 2010 and amended as of June 14, 2011. The Amendment provides that Mr. Booth, beginning on November 1, 2011, will continue his reduced schedule with the Company, working approximately 60% time as amended from 20% time. Mr. Booth’s annual base salary was increased to $222,000 per year and his annual bonus amount was proportionately increased as well. The Amendment further confirms that Mr. Booth’s severance payment will be equal to his annual base salary in effect as of the date of employment termination (as defined in the Amendment) and his change in control payment will be equal to his annual base salary in effect as of the date of employment termination multiplied by 1.5. All other provisions related to Mr. Booth’s severance and change in control benefits were unchanged by the Amendment.

A complete copy of the Amendment is filed herewith as Exhibit 10.1 and incorporated herein by reference. The above summary does not purport to be complete and the foregoing description of the terms of the Amendment is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Employment Agreement between Mark Booth and the Company dated November 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: November 1, 2011	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Employment Agreement between Mark Booth and the Company dated November 1, 2011